Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy Smeltser 704-752-4478 E-mail: investor@spx.com

SPX COMMENTS ON FOURTH QUARTER ESTIMATED RESULTS

Provides Updated Full Year Guidance

CHARLOTTE, NC – January 19, 2004 – SPX Corporation (NYSE:SPW) today commented on estimates for the fourth quarter ending December 31, 2003. Preliminary financial results indicate revenues for the fourth quarter increased approximately 10% compared to the fourth quarter of 2002, exceeding previous estimates of approximately a 6% revenue increase. Organic revenues (revenues excluding acquisitions and divestitures) accounted for approximately 6% of the 10% revenue increase. Approximate fourth quarter organic revenues by segment are presented below:

•	Service Solutions: 18% growth
•	Flow Technology: 12% growth
•	Technical Products: 2% growth
•	Industrial Products: (3%) decline

In addition, the company today increased its full year 2003 free cash flow target to at least $520 million, based on cash from continuing operations of at least $592 million less capital expenditures of $72 million. Today’s announcement is an increase from the company’s most recent revised free cash flow target of $415 to $450 million, based on cash from continuing operations of $485 to $530 million less capital expenditures of $70 to $80 million. The company also reconfirmed its 2003 diluted earnings per share from continuing operations of at least $3.40.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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